EXHIBIT 99.1
HUTCHINSON TECHNOLOGY ANNOUNCES RESTRUCTURING PLAN
Actions to Include a Workforce Reduction of 20-25%
     HUTCHINSON, Minn., December 9, 2008 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today announced a restructuring plan that includes a 20-25% reduction of its workforce, which totaled approximately 4,500 at the end of November. The company estimates that its financial results for its fiscal 2009 first quarter ending December 28, 2008 will include a charge of $12 million to $16 million related to severance costs. In addition, the company will be implementing a 5% pay reduction for all employees not affected by the workforce reduction. The workforce and pay reductions are expected to be complete by the end of January 2009 and are part of the company’s strategy to manage its cash and balance sheet and reduce its overall cost structure by approximately $65 million to $80 million on an annualized basis. The company’s plans also include reducing its fiscal year 2009 capital spending from $60 million to $40 million.
     Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the restructuring is necessary due to the changing and uncertain market and economic conditions. “Over the last month, the suspension assembly demand outlook for fiscal year 2009 has weakened significantly,” said Fortun, noting that the company now expects its fiscal first quarter shipments of suspension assemblies to decline more than 20% sequentially. “In response, we are restructuring our business in order to reduce our expected loss in fiscal year 2009, preserve cash and position ourselves for improved financial results when suspension assembly demand improves.”
     The company has already taken a number of steps to lower its operational expenses in response to lower demand in its fiscal first quarter, including use of mandatory time off and implementing a two-week shutdown during the upcoming holidays. The shutdown will occur over the last week of the company’s fiscal first quarter and the first week of the company’s fiscal second quarter.
     The company also announced that it has repurchased, on the open market, approximately $60 million par value of its 2.25% Convertible Subordinated Notes due 2010 for approximately $48 million in cash, including accrued interest. “The repurchase of our notes reduced our debt on terms that we believe are favorable to our shareholders while maintaining an adequate level of cash,” said John A. Ingleman, the company’s chief financial officer. “As a result of this transaction, we will recognize a gain of approximately $12 million in our fiscal 2009 first quarter.”
     Fortun said that the company is confident in its ability to address the current economic challenges. “We are aggressively managing our cost structure and cash position to ensure that we will meet our debt obligations while preserving the ability to make investments that will enable the company to respond to customer requirements and achieve long-term profitable growth.”
     The company’s fiscal 2009 first quarter results announcement and conference call are scheduled for January 27, 2009, at which time the company will discuss its financial results for the first quarter and provide further details on the changes to its overall cost structure.

About Hutchinson Technology
     Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.
Cautionary Note Regarding Forward-Looking Statements
     This announcement contains forward-looking statements regarding the company’s financial results, capital spending, debt obligations, balance sheet, cost reduction efforts and results, severance costs, investments and overall demand and shipments for disk drives and suspension assemblies. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to fully realize anticipated cost reductions, the company’s ability to manage its cash and balance sheet, the company’s ability to produce suspension assemblies at levels of precision, quality, variety, volume and cost that its customers require, changes in product mix, changes in required investment to develop process capabilities, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Charles Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823
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